EXHIBIT 4.1

                                 INFINITY, INC.

                         COMMON STOCK PURCHASE AGREEMENT

      THIS COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into this ___ day of November, 2004, by and among Infinity, Inc., a Colorado corporation (the "Company"), and _________________, a
__________________ (the "Investor").

      1. AGREEMENT TO PURCHASE AND SELL STOCK.

            1.1 Authorization. The Company has authorized the issuance, pursuant to the terms and conditions of this ------------- Agreement, of __________ shares of the Company's common stock, $.0001 par value (the "Purchased Shares").

            1.2 Agreement to Purchase and Sell. The Company agrees to sell to the Investor on the Closing Date (as defined below), and the Investor agrees to purchase from the Company on the Closing Date, the Purchased Shares at a price of $5.10 per share.

      2. CLOSING.

            2.1 The Closing. The coordination of the purchase and sale of the Purchased Shares (the "Closing") will take place at the offices of Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado, 80202, at 9:00 a.m., Mountain Time, on November 9, 2004, or at such other time and place as the Company and Investor mutually agree upon (the "Closing Date"). On the Closing Date, the Investor will purchase the Purchased Shares against delivery by the Company to the Investor, or its designee, of a certificate representing such Purchased Shares registered in the name of the Investor. The aggregate number of shares of the Company's common stock issued in the Closing Date, including the Purchased Shares, shall not exceed 1,800,000 shares. Upon confirmation of receipt by the Investor of the certificate, the full purchase price for such Purchased Shares shall be paid on the Closing Date by wire transfer of funds to the Company.

      3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      The Company hereby represents and warrants to the Investor as follows:

            3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado, and has all requisite corporate power and authority to conduct its business as currently conducted and to execute, deliver and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby. The Company is qualified to do business as a foreign corporation in each jurisdiction where failure to be so qualified would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets or liabilities of the Company, taken as a whole (the "Business") (such effect referred to as a "Material Adverse Effect"). For purposes of this Agreement, "Material Adverse Effect" shall not include any effect attributable to changes in the trading prices for the Company's Common Stock (as defined below) or changes in economic conditions affecting the U.S. economy generally.


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            3.2 Capitalization. Immediately before the Closing Date, the capitalization of the Company will consist of the following:

                  (a) Preferred Stock. A total of 5,000,000 undesignated shares of Preferred Stock, no par value per share, none of which are issued and outstanding.

                  (b) Common Stock. A total of 300,000,000 authorized shares of common stock, of which approximately 9,452,352 shares of common stock ("Common Stock") were outstanding as of November 3, 2004.

                  (c) Options, Warrants, Reserved Shares. Except for: (i) 1,256,150 shares of Common Stock issuable upon the exercise of options granted pursuant to the 1992, 1999, 2000, 2001, 2002, 2003 and 2004 Stock Option Plans;
(ii) 2,137,650 shares of Common Stock issuable upon the exercise of outstanding options (other than options issued under the Stock Option Plans) and warrants; and (iii) 2,030,692 shares of Common Stock issuable upon the conversion of 7% and 8% subordinated convertible notes, there are no outstanding options, warrants, rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company's capital stock. All of such outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable and all of such options, warrants and other rights to acquire Common Stock have been duly authorized by the Company.

                  (d) Agreements. There are no voting agreements, buy-sell agreements, or rights of first purchase agreements or other agreements of any kind among the Company and any of the security holders of the Company relating to the securities of the Company held by them. Except as disclosed in Schedule 3.2, the Company has not granted any Person the right to require the Company to register any securities of the Company under the Securities Act (whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person) with regard to which a registration statement has not already been filed.

            3.3 Due Authorization; No Violation. All corporate action on the part of the Company necessary for the authorization, execution and delivery of, and the performance of all obligations of the Company under, this Agreement and the transactions contemplated hereby, and the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares being sold under this Agreement, has been taken or will be taken prior to the Closing. No further consent or authorization of the Company or the Board of Directors or its shareholders is required and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. Neither the execution, delivery or performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will
(i) conflict with or result in a breach of any provision of the Articles of Incorporation of the Company, as amended to date (the "Charter") or the Company's Bylaws, (ii) conflict with, result in a violation or breach of, or cause a default (or give rise to any right of termination, cancellation or acceleration), or result in the creation or imposition of any lien, security


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interest, charge or encumbrance upon any of the properties or assets of the
Company, under any of the terms, conditions or provisions of any agreement, instrument or obligation to which the Company is a party, which default would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any governmental authority, in each case under this clause (iii) applicable to the Company or any of its properties or assets and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The business and operations of the Company have been conducted in accordance with all applicable laws, rules and regulations of all governmental authorities, except for such violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            3.4 Valid Issuance of Stock. The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided for herein, will be duly authorized and validly issued, fully paid and nonassessable and free and clear of all pledges, taxes, claims, liens, encumbrances and restrictions (other than those arising under federal or state securities laws as a result of the private placement of the Purchased Shares to the Investor) and are not subject to preemptive or other similar rights of any shareholder of the Company.

            3.5 Compliance with Securities Laws. Subject to the accuracy of the representations made by the Investor in Section 4 hereof, the Purchased Shares (assuming no change in applicable law and no unlawful distribution of Purchased Shares by the Investor or other parties) will be issued to the Investor in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act") and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States. The Company has not, and to the Knowledge of the Company, no Affiliate of the Company has sold, offered for sale or solicited offers to buy or otherwise negotiated in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investors, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of Nasdaq.

            3.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any federal, state or local governmental authority or self regulatory agency on the part of the Company is required in connection with the valid execution and delivery of this Agreement, the offer, sale and issuance of the Purchased Shares, or the consummation of the transactions contemplated by this Agreement, except for qualifications or filings under the Securities Act and the applicable rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act, and all other applicable securities laws as may be required in connection with the transactions contemplated by this Agreement.


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            3.7 Commission Filings. The Company has filed in a timely manner all reports and other information required to be filed ("Filings") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the preceding twelve calendar months. On their respective dates of filing, to the Company's Knowledge the Filings complied in all material respects with the requirements of the Exchange Act, and the published rules and regulations of the Commission promulgated thereunder. To the Company's
Knowledge, on their respective dates of filing, the Filings did not include any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and all consolidated financial statements contained in the Filings fairly present, in all material respects, the financial position of the Company on the dates of such statements and the results of operations for the periods covered thereby in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods involved and comparable prior periods, except as otherwise indicated in the notes to such consolidated financial statements, subject in the case of unaudited consolidated financial statements, to normal year-end audit adjustments.

            3.8 Absence of Changes. Since the date of the latest audited financial statements included within the Filings, except as specifically disclosed in the Filings: (i) there has been no event, occurrence or development that has had or that would result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its common stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to the Company's existing stock option or similar plans.

            3.9 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation ("Action") pending (or, to the Company's Knowledge, currently threatened) against or otherwise affecting the Company which (i) is reasonably likely to prevent the consummation of the transactions contemplated hereby or (ii) if adversely resolved against the Company would reasonably be expected to have a Material Adverse Effect.

            3.10 Tax Matters. The Company has made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and to the Company's Knowledge, there is no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, statute or local tax. To the Company's Knowledge, none of the Company's tax returns is presently being audited by any taxing authority.


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            3.11 Use of Proceeds. The proceeds of the sale of the Securities hereunder shall be used by the Company for drilling and development on existing properties, additional leasehold acquisitions and for general working capital or general corporate purposes.

            3.12 Labor Relations. No material labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company.

            3.13 Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as described in the Filings, except where the failure to possess such permits would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect ("Material Permits"), and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

            3.14 Title to Assets. The Company has good title in and to all property owned by the Company in its producing oil and gas wells acceptable in accordance with industry custom and standards subject to certain mortgages of record encumbering the wells. The oil and gas leases owned by the Company or its Subsidiaries related to the producing wells are valid, subsisting and enforceable leases.

            3.15 Insurance. The Company maintains insurance that it believes provides reasonable, prudent and customary coverage against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.

            3.16 Transactions with Affiliates and Employees. Except for the engagement between the Company and Northeast Securities, Inc. or as disclosed in the Filings or on Schedule 3.16, none of the officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

            3.17 Listing Requirements. The Company's Common Stock is listed on Nasdaq, and the Company is in compliance in all material respects with applicable Nasdaq continued listing requirements. There are no proceedings pending or, to the Company's Knowledge, threatened against the Company relating to the continued listing of the Company's Common Stock on Nasdaq, and the Company has not received any notice of, nor to the Company's Knowledge is there any basis for, the delisting of the Common Stock from Nasdaq.


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            3.18 Disclosure. To the knowledge of the Company, neither the
Company nor any Person acting on its behalf has provided the Investors or their agents or counsel with any information that constitutes or might constitute material, non-public information.

            3.19 Brokers and Finders. Other than C.K. Cooper & Company, Inc. and Northeast Securities, Inc., no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

            3.20 Form S-3 Eligibility. The Company is eligible to register the resale of its Common Stock by the Investors under Form S-3 promulgated under the Securities Act and the Company hereby covenants and agrees to use its best efforts to maintain its eligibility to use Form S-3 until the Registration Statement covering the resale of the Shares shall have been filed with, and declared effective by, the SEC.

            3.21 Sarbanes-Oxley Compliance. To the Company's Knowledge, the Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.

      4. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE INVESTOR.

      The Investor hereby represents and warrants to the Company as follows:

            4.1 Authorization. All action (corporate or otherwise) on the part of the Investor and its investment adviser necessary for the authorization, execution and delivery of, and the performance of all obligations of the Investor under this Agreement has been taken and this Agreement constitutes a valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

            4.2 Purchase for Own Account. The Purchased Shares to be purchased by the Investor hereunder will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. The Investor also represents that such Investor has not been formed for the specific purpose of acquiring Purchased Shares.

            4.3 Disclosure of Information. The Investor has received and/or had full access to a copy of the Company's Proxy Statement for the annual meeting of shareholders held on June 17, 2004, the Company's Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2004, and the Company's Reports on Form 8-K filed on August 16, May 17, March 30, and January 21, 2004, (such documents, referred to collectively as the "Disclosure Documents") and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Shares to be purchased by the Investor under this Agreement. The Investor further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Purchased Shares and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Investor or to which the Investor had access. In connection with its decision to purchase the Purchased Shares, the Investor has relied solely on the Disclosure Documents, the representations, warranties and agreements of the Company set forth in this Agreement, as well as any investigation of the Company completed by the Investor or its advisors; and the Investor has not relied on any oral statement made by the Company.


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            4.4 Investment Experience. The Investor understands that the purchase of the Purchased Shares involves substantial risk. The Investor has experience as an investor in securities of companies in the development stage and acknowledges that it can bear the economic risk of its investment in the Purchased Shares and has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of this investment in the Purchased Shares and protecting its own interests in connection with this investment.

            4.5 Accredited Investor Status. The Investor is an "accredited investor" within the meaning of Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

            4.6 Restricted Securities. The Investor understands that the Purchased Shares are characterized as "restricted securities" under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and the Rules and Regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Rule 144 of the Commission and understands the resale limitations imposed thereby.

            4.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Purchased Shares unless and until:

                  (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                  (b) (i) the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii) the Investor shall have furnished the Company, at the expense of the Investor or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the Securities Act.


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Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any routine transfer of any Purchased Shares in compliance with Rule 144 or Rule 144A (except that an opinion of counsel may be required for other than routine Rule 144 transactions), or (ii) for any transfer of Purchased Shares by an Investor that is a partnership, limited liability company ("LLC") or a corporation to a partner of such partnership, member of such LLC or shareholder of such corporation on a basis proportionate to their ownership interests in such partnership, LLC or corporation; provided, that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if the transferee were an original Investor hereunder.

            4.8 Legends. It is understood that the certificates evidencing the Purchased Shares will bear the legends set forth below:

                  (a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                  (b) THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF, AND MAY HAVE CERTAIN REGISTRATION RIGHTS PURSUANT TO, THE PROVISIONS OF A PURCHASE AGREEMENT AND REGISTRATION RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE HOLDER, WHICH MAY RESTRICT THE TRANSFER OF SUCH SHARES IN CERTAIN CIRCUMSTANCES. A COPY OF SUCH AGREEMENTS MAY BE OBTAINED, WITHOUT CHARGE, AT THE COMPANY'S PRINCIPAL OFFICE.

            4.9 Brokers and Finders. Other than C.K. Cooper & Company, Inc. and Northeast Securities, Inc., no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

      5. CONDITIONS TO INVESTOR'S OBLIGATIONS AT CLOSING.

            5.1 Closing. The obligations of the Investor under Section 2 of this Agreement to purchase the Purchased Shares on the Closing Date are subject to the fulfillment or waiver, on or before the Closing Date, of each of the following conditions:


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                  5.1.1 Securities Exemptions. The offer and sale of the
Purchased Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements under the Securities Act and applicable state securities laws, and the rules thereunder.

                  5.1.2 Agreement. The Company shall have executed and delivered to the Investor this Agreement.

                  5.1.3 No Statute or Rule Challenging Transaction. No statute, rule, regulation, executive order, decree, ruling, injunction, action, proceeding or interpretation shall have been enacted, entered, promulgated, endorsed or adopted by any court or governmental authority of competent jurisdiction or any self-regulatory organization or the staff of any of the foregoing having authority over the matters contemplated hereby which questions the validity of, or challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement.

                  5.1.4 Registration Rights Agreement. The Company shall have executed and delivered that certain Registration Rights Agreement dated the date hereof.

      6. CONDITIONS TO THE COMPANY'S OBLIGATIONS AT CLOSING.

            6.1 Closing. The obligations of the Company under this Agreement to sell the Purchased Shares to the Investor on the Closing Date are subject to the fulfillment or waiver, on or before the Closing Date, of the following conditions:

                  6.1.1 Payment of Purchase Price. The Investor shall have delivered to the Company the purchase price for the Purchased Shares in accordance with the provisions of Section 2, subject to the Company's delivery of certificates for such shares.

            6.1.2 Agreement. The Investor shall have executed and delivered to the Company this Agreement.

      7. MISCELLANEOUS.

            7.1 Definitions.

                  7.1.1 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended. The term "Affiliate" also includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships of a Person.

                  7.1.2 "Knowledge" means the actual knowledge of Stanton E. Ross or Jon D. Klugh.

                  7.1.3 "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental authority.


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            7.2 Survival of Warranties. The representations, warranties and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of twelve months.

            7.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

            7.4 Governing Law; Venue; Waiver Of Jury Trial. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO. THE COMPANY AND INVESTORS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF DENVER, COLORADO FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR THE INVESTOR HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR ANY INVESTOR, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER.

            7.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            7.6 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits, and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

            7.7 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, by telecopier or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified in the case of the Company, at 1401 W. Main - Suite C, Chanute, Kansas 66720,
Attention: President, with a copy to Deborah Friedman, Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, or in the case of Investor, at ___________________, or at such other address as any party may designate by giving ten (10) days advance written notice to the other party. Notices shall be deemed delivered upon delivery if personally delivered, one business day after transmission with confirmation of receipt if sent by telecopier, or three (3) days after deposit in the mails if mailed.


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            7.8 Costs, Expenses. Each party's costs in connection with the preparation, execution, delivery and performance of this Agreement (including without limitation legal fees) shall be borne by that party.

            7.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.

            7.10 Severability. If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

            7.11 Entire Agreement. This Agreement, together with any exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

            7.12 Further Assurances. From and after the date of this Agreement, upon the request of the Investor or the Company, the Company and the Investor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

            7.13 8-K Filing. Within one business day following the Closing, the Company shall file a Current Report on Form 8-K with the SEC describing the terms of the transactions contemplated by this Agreement and attaching this Agreement as an exhibit to such filing (the "8-K Filing" including all attachments). Until the time of the 8-K Filing, the Investor will treat this offering and this Agreement as confidential and none of its provisions or terms shall be disclosed to anyone who is not an officer or director of an Investor's organization or an Investor's professional advisor.

            7.14 Public Announcements. The Investor and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any subsequent press release primarily relating to the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.


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

         IN WITNESS WHEREOF, the parties hereto have executed this Common Stock Purchase Agreement as of the date first above written.

Infinity, Inc.,
a Colorado corporation


By:                                                  By:
    ---------------------                               ------------------------
Name:                                                   Name:
Title:                                                  Title:





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